Exhibit 13.8

April 11, 2019

Blockstack Announces SEC Filing for $50M Regulated Token Offering

I’m very excited to finally be able to bring you, the long-time supporters of Blockstack, this important update. Today we publicly submitted a Reg A filing for Blockstack Token LLC with the intent to proceed with a public sale soon of our Stacks token.

Over the past months we’ve worked with top legal teams to deliver a framework to allow for the compliant sale of Stacks tokens to you, Stacks voucher holders. If approved by the SEC, the offering is expected to be the first SEC-qualified token offering of its kind, and it’s thanks to you that we’ve been able to get to this point. The SEC still has to approve the offering, so we will continue to share updates on funding, voucher redemption details, and future investment opportunities. If you are interested in redeeming your voucher and purchasing Stacks, please fill out this brief survey and read through the details below.

What this means for you as a voucher holder:

Once the SEC has approved the offering, you will be able to purchase up to 25,000 Stacks at a sale price of $0.12 (up to $3,000 worth), with one eligible voucher per eligible person. Voucher holders can purchase additional Stacks at $0.30 per token, along with the general public who are able to participate in this sale at the updated token price, subject to availability. Non-U.S. persons may be ineligible to participate if the law in your local jurisdiction prohibits this token offering.

Once approved, Stacks (STX) tokens will be offered through the stackstoken.com website. All Blockstack filings are public and can be viewed at the SEC’s Edgar website. A link to the preliminary offering circular is available here.

Warning on phishing attacks:

Please be advised that Stacks tokens will be sold only upon qualification by the SEC, and the tokens do not currently trade on any exchange. Official announcement of SEC approval and sale will be through stackstoken.com or other official Blockstack communication channels. Potential investors should be cautious of phishing attacks and false information about our offering from unauthorized parties.

Best,

Muneeb

CEO, Blockstack PBC

Twitter: @muneeb

Rule 255 Legend:

This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

An indication of interest involves no obligation or commitment of any kind.

Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly filed offering statement and the preliminary offering circular that is part of that offering statement at stackstoken.com.

Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FIN RA) or any other financial regulatory authority or licensed to provide any financial advice or services.

Forward Looking Statements:

This communication contains forward-looking statements, including statements regarding Blockstack’s plans for the Stacks token and blockchain. Forward-looking statements are subject to risks and uncertainties that could cause actual outcomes to differ materially, and past performance should not be considered as an indication of future performance. Potential risks and uncertainties that could change our actual results include, but are not limited to, risks associated with: technical obstacles in further developing the Stacks blockchain and potential failure of its underlying technology and mining mechanisms; potential complications and network downtime associated with upgrades to existing features of our network; uncertainty as to whether the offering statement we have filed with the SEC will be qualified; potential lack of interest on the part of investors in our offering of Stacks tokens. These forward-looking statements speak only as of the date hereof. Blockstack disclaims any obligation to update these forward-looking statements.